Exhibit 99.1

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014 (AS IT FORMS PART OF DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018)
NOTICE OF MAKE WHOLE REDEMPTION PRICE
to the holders of the outstanding
Sterling-denominated 3.95 per cent. Bonds due 2022 (ISIN: XS1117292554)
(the “Bonds”)
issued by
Kennedy Wilson Europe Real Estate Limited
(formerly known as Kennedy Wilson Europe Real Estate Plc)
(the “Issuer”)
NOTICE IS HEREBY GIVEN to the holders of the Bonds (the “Bondholders”) of the Make Whole Redemption Price, following the publication by the Issuer on 25 March 2021 of a notice announcing that it had elected to redeem £150,000,000 in aggregate nominal amount of the Bonds in accordance with (i) Condition 5(c) (Redemption at the Option of the Issuer) of the Terms and Conditions of the Bonds (the “Conditions”) and (ii) the terms of the permanent global bond representing the Bonds.
Terms used in this notice but not defined herein shall have the meaning given them in the Conditions.
In accordance with Condition 5(c), the aggregate nominal amount of the Bonds called for redemption will be redeemed on 26 April 2021 (the “Optional Redemption Date”) at the Make Whole Redemption Price, together with interest accrued to (but excluding) the Optional Redemption Date.
The Issuer appointed Chatham Financial Europe, Ltd (such appointment having been approved by the Trustee in accordance with Condition 5(c)) as the Financial Adviser for the purposes of (i) reporting the relevant price referred to in the definition of Make Whole Redemption Price and (ii) calculating the Gross Redemption Yield.

Following the calculation of the Make Whole Redemption Price in accordance with Condition 5(c) on the date of this notice, such date being the second business day in London prior to the Optional Redemption Date, the Make Whole Redemption Price per Calculation Amount in respect of all of the Bonds called for redemption is hereby confirmed as £1,041.56. In addition, an amount equal to £32.47 per Calculation Amount in respect of interest accrued to (but excluding) the Optional Redemption Date shall be payable in respect of all of the Bonds called for redemption.

In accordance with the Conditions, all of the Bonds called for redemption will be cancelled and may not be re-issued or resold.

Following the partial redemption of the Bonds on the Optional Redemption Date, £219,810,000 in aggregate nominal amount of the Bonds will remain outstanding.
For further information you may contact:
Daven Bhavsar, CFA
Vice President of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com

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This notice, which is irrevocable, is given by Kennedy Wilson Europe Real Estate Limited on 22 April 2021.
This notice is released by the Issuer and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“MAR”), encompassing information relating to the partial redemption of Bonds described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018), this announcement is made by Padmini Singla, General Counsel, Europe of the Issuer.
LEI Number: 213800WIL553Z1T6DZ52

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